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                                                                   EXHIBIT 4(f)

                                                          [LOGO OF PACIFIC LIFE]


                   ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is part of the Contract to which it is attached by Pacific Life Insurance Company ("PL").

The Contract under which it has been issued is hereby modified as specified below in order to qualify as a Roth Individual Retirement Annuity (Roth IRA) under the terms of the Internal Revenue Code of 1986 (the "Code") as amended.

Definitions

Annuitant - is the individual named to receive periodic annuity payments purchased under this Contract.

Annuity Start Date - is the date you choose to have PL begin periodic annuity payments to the Annuitant.

Contingent Annuitant - is the individual who becomes the Annuitant if the Annuitant dies before periodic annuity payments purchased under the Contract begin. Only the spouse of the Annuitant may be named the Contingent Annuitant.

Contingent Owner - is the individual who becomes the Owner if you die before periodic annuity payments purchased under this Contract begin. Only the spouse of the Annuitant may be named the Contingent Owner.

Designated Beneficiary - is the individual designated as a beneficiary by the Annuitant.

In order to ensure treatment as a Roth IRA, the provisions of this rider will control if in conflict with those of the Contract. Notwithstanding any provisions in the Contract to the contrary:

  1. The Annuitant will at all times be the Owner of the Contract. The Owner's rights under the Contract shall be nonforfeitable and for the exclusive benefit of the Owner and his or her beneficiaries.

  2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former spouse of the Owner under a divorce decree or written instrument incident to such divorce. In the event of such a transfer, the transferee shall for all purposes be treated as the Owner under this Contract.

  3. The Purchase Payments (or premium) paid under this Contract shall not exceed $2,000 for any taxable year, or such other maximum as the Code may allow, and must be paid in cash.

  4. Additional Purchase Payments (or premium payments) under the Contract must be at least equal to the minimum amount stated in the Purchase Payments (or Premiums) provision of the Contract.

  5. Other than "qualified rollover contributions", as defined in Section 408A(e) of the Code, no rollover contributions may be made to the Contract. Qualified rollover contributions are excluded from the annual Purchase Payments (or premium) limit set forth in Section 3.

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  6.  Any Purchase Payments (or premium) refund declared by PL other than refunds attributable to excess contributions will be applied toward the purchase of additional benefits before the close of the calendar year following the refund.

  7. If the Owner dies before his or her entire interest in the Contract is distributed to him or her and the Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Owner or, if the Owner has not so elected, at the election of the beneficiary or beneficiaries, either:

     (a) Be distributed by December 31 of the year containing the fifth anniversary of the Owner's death, or

     (b) Be distributed over the life expectancy of the Designated Beneficiary starting no later than December 31 of the year following the year of the Owner's death.

  If distributions do not begin by the date described in (b), distribution method (a) will apply.

  For purposes of the above, life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies shall be calculated using the attained age of the Designated Beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

  If the Owner's surviving spouse is the Designated Beneficiary on the Owner's date of death, such spouse shall be treated as the Owner and Annuitant for purposes of this requirement.

  8. No one other than the spouse of the Owner may be named as the Contingent Annuitant and/or the Contingent Owner. If the Owner dies, the Contingent Annuitant shall be treated as the Annuitant for purposes of applying the restrictions contained in this rider.

  If, despite the restrictions contained in this rider, someone other than the spouse is named as a Contingent Annuitant, such person shall be treated as the Designated Beneficiary under the Contract.

  9. PL shall furnish annual calendar year reports concerning the status of the Contract.

  10. PL reserves the right to amend this rider to comply with future changes in the Code and any regulations or rulings and other published guidance issued under the provisions of the Code or interpretations thereof without consent (except for the states of Michigan, Pennsylvania, South Carolina, and Washington, where affirmative consent is required). PL shall provide the Owner of the Contract with a copy of any such amendment.


                        Pacific Life Insurance Company


         /s/ THOMAS C. SUTTON                        /s/ AUDREY L. MILFS

  Chairman and Chief Executive Officer                     Secretary

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